Norwest Bank Minnesota, N.A.
Sixth Street & Marquette Avenue
Minneapolis, Minnesota 55479-0069                                      (logo)LSI
Attention :  Corporate Trust Department                          FINANCIAL GROUP
            -Equicon Mortgage Loan
             Trust 1995-1, 1995-2,
            -Access Financial Mortgage Loan
             Trust 1996-1,1996-2

Cargill Financial Services Corporation
6000 Clearwater Drive
Minnetonka, Minnesota 55343-9497
Attention:  Structured Finance

Financial Guaranty Insurance Company
115 Broadway
New York, New York 10006
Attention : General Counsel

Equicon Corporation
12800 Whitewater Drive
Suite 200
Minnetonka, Minnesota 55343
Attention:  Operations

The undersigned Officer certifies the following for the 1995 fiscal year:

(I) I have reviewed the activities of the Servicer during such preceding calendar year and of performance under this Agreement has been make under such officer's supervision, and

(ii) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement for such year, and there there has been no default in the fulfillment of all such obligations.



Certified by:

/s/Tim Sambrano
OFFICER:

President
Title

7/30/96
Date



                                                              415 North McKinley
                                                                      Suite 1250
                                                     Little Rock, Arkansas 72205
                                                                    501-663-9300